NEWS RELEASE

Investor/Media Contact:
William E. Redmond, 973-515-1821
Email: IR@gentek-global.com

GenTek Inc Reports Second Quarter 2007 Results;
Posts a 7 Percent increase in Revenue and
Announces Earnings Call Thursday, August 30, 2007,
11 A.M. E.T.

PARSIPPANY, N.J., August 29, 2007 – GenTek Inc. (NASDAQ: GETI) today announced results for the second quarter ended June 30, 2007. For the Second quarter of 2007, GenTek had revenues totaling $159.5 million and operating profit of $13.2 million, after a $1.6 million restructuring and impairment charge. This compares to revenues of $148.4 million and operating profit of $15.9 million in the prior-year period, after restructuring and impairment charges of $0.9 million. The shortfall in year over year operating profit is primarily due to weak performance in the automotive market. The Company recorded income from continuing operations of $4.7 million, or $0.40 per diluted share, compared to income from continuing operations of $2.9 million, or $0.27 income per diluted share, in the second quarter of 2006.

For the six months ended June 30, 2007, GenTek had revenues totaling $314.4 million and operating profit of $27.3 million. This compares to revenues of $287.0 million and operating profit of $29.1 million for 2006. The Company had income from continuing operations of $9.1 million, or $0.78 per diluted share in 2007, compared to income from continuing operations of $7.3 million, or $0.69 per diluted share, in the comparable prior-year period. The increase in revenues in 2007 is due in large part to the impact of the acquisitions made in 2006 which benefit both the manufacturing and performance chemicals segments. The shortfall in operating profit is the result of increased restructuring and impairment charges in the current year combined with reduced volumes and unfavorable product mix in the automotive market which more than offset strong performance by performance chemicals particularly in the water treatment market.

The Company had $5.7 million of cash and $281.2 million of debt outstanding as of June 30, 2007 which included $11.5 million outstanding under its revolving credit facility.

For the second quarter of 2007, adjusted EBITDA was $23.9 million which was essentially flat to the second quarter of 2006. Continued strong results in the performance chemicals segment were directly offset by the results of the manufacturing segment due to weakness in the in the automotive market.

For the six months ended June 30, 2007, adjusted EBITDA was $47.2 million versus $45.1 million in the prior-year period. This 4.7% improvement in adjusted EBITDA was driven by performance chemicals which more than offset softness in the manufacturing segment resulting from demand at key automotive OEM customers.

“We are pleased with our operating results for the second quarter. Our chemical business continues to perform exceptionally. Despite difficult market conditions in its core automotive OEM customer base, our valvetrain business continues to deliver solid operating profits and is executing on its plans to transition its manufacturing operations to lower cost non-union facilities. Our strategy to divest non-core and idled assets was successful in generating nearly $30 million, which was used to reduce debt and will be reflected in our third quarter results.” said William E. Redmond, Jr. GenTek’s President and CEO.

GenTek Inc. has scheduled a conference call on Thursday; August 30, 2007 at 11 a.m. Eastern Time to review its financial results for the second quarter ended June 30, 2007. Remarks by William E. Redmond, Jr., President and Chief Executive Officer of GenTek Inc. and by Thomas B. Testa, Vice President and Chief Financial Officer of the Company will be followed by a Q & A session. The call may be accessed by dialing toll free 877-704-5391. Callers are advised to dial into the call at least ten minutes prior to the scheduled start time.

A telephone replay of the call will be available from 2 p.m. Eastern Time, Thursday, August 30, through 11:59 p.m. Thursday, September 6, 2007. To access the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and enter the passcode 4744422.         .

Adjusted EBITDA

The Company has presented adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) as a measure of operating results. Adjusted EBITDA reflects removing the impact of any restructuring, impairment, income from discontinued operations and certain one-time items. Adjusted EBITDA is a non-GAAP (Generally Accepted Accounting Principles) measure, and, as such, a reconciliation of adjusted EBITDA to net income is provided in the attached Schedule 2. GenTek has presented adjusted EBITDA as a supplemental financial measure as a means to evaluate performance of the Company’s business. GenTek believes that, when viewed with GAAP results and the accompanying reconciliation, it provides a more complete understanding of factors and trends affecting the Company’s business than the GAAP results alone. In addition, the Company understands that adjusted EBITDA is also a measure commonly used to value businesses by its investors and lenders.

About GenTek Inc
GenTek provides specialty inorganic chemical products and services for treating water and wastewater, petroleum refining, and the manufacture of personal-care products, and valve-train systems and components for automotive engines. GenTek operates 50 manufacturing facilities and technical centers and has approximately 1,400 employees.

GenTek’s 2,000-plus customers include many of the world’s leading manufacturers of cars and trucks, and heavy equipment, in addition to global energy companies and makers of personal-care products. Additional information about the Company is available at the Company’s web site: www.gentek-global.com.

Forward Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements, other than statements of historical facts, included herein may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, there can be no assurances that these assumptions and expectations will prove to have been correct. Important factors that could cause actual results to differ from these expectations include, among others, our outstanding indebtedness and leverage; the impact of the restrictions imposed by our indebtedness; our ability to fund and execute our business plan; potential adverse developments with respect to our liquidity or results of operations; the high degree of competition in certain of our businesses, and the potential for new competitors to enter into those businesses; continued or increased price pressure in our markets; customers and suppliers seeking contractual and credit terms less favorable to us; our ability to maintain customers and suppliers that are important to our operations; our ability to attract and retain new customers; the impact of possible substantial future cash funding requirements for our pension plans, including if investment returns on pension assets are lower than assumed; the impact of any possible failure to achieve targeted cost reductions; increases in the cost of raw materials, including energy and other inputs used to make our products; future modifications to existing laws and regulations affecting the environment, health and safety; discovery of unknown contingent liabilities, including environmental contamination at our facilities; suppliers’ delays or inability to deliver key raw materials; breakdowns or closures of our or certain of our customers’ plants or facilities; inability to obtain sufficient insurance coverage or the terms thereof; domestic and international economic conditions, fluctuations in interest rates and in foreign currency exchange rates; the cyclical nature of certain of our businesses and markets; the potential that actual results may differ from the estimates and assumptions used by management in the preparation of the consolidated financial statements; future technological advances which may affect our existing product lines; the potential exercise of our Tranche B and Tranche C warrants and other events could have a substantial dilutive effect on our common stock; and other risks detailed from time to time in our SEC reports. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.

				Schedule 1
	GenTek Inc.
Consolidated Statement of Operations
(In Millions except per share amounts)(a)
	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006
Revenues	$159.5	$148.4	$314.4	$287.0
Cost of sales	131.5	119.6	259.4	232.4
Selling, general and administrative expense	13.3	12.6	25.6	24.8
Restructuring and impairment charges	1.6	0.9	2.9	1.4
Pension curtailment and settlement (gain)/losses	(0.1)	(0.6)	(0.7)	(0.6)

Operating profit	13.2	15.9	27.3	29.1
Interest expense, net	5.5	9.7	12.0	16.3
Other (income)/expense, net	(0.2)	0.1	(0.2)	0.2

Income from continuing operations before income taxes	7.9	6.1	15.5	12.6
Income tax provision	3.3	3.2	6.4	5.3

Income/(loss) from continuing operations	4.7	2.9	9.1	7.3
Income/(loss) from discontinued operations (net of tax benefit)	0.4	1.2	(7.3)	0.2

Net income/(loss)	$5.0	$4.2	$1.8	$7.5

Weighted average common shares	10.3	10.1	10.3	10.1
Weighted average common and equivalent shares	11.7	10.9	11.6	10.6
Income/(loss) per common share — basic:
Income/(loss) from continuing operations	$0.45	$0.29	$0.89	$0.72
Income/(loss) from discontinued operations	0.04	0.12	(0.71)	0.02

Net income/(loss)	$0.49	$0.41	$0.17	$0.74

Income/(loss) per common share — assuming dilution:
Income/(loss) from continuing operations	$0.40	$0.27	$0.78	$0.69
Income/(loss) from discontinued operations	0.03	0.11	(0.63)	0.02

Net income/(loss)	$0.43	$0.38	$0.15	$0.71

(a) Totals may differ slightly from the sum of the respective line items due to rounding.

				Schedule 2
	GenTek Inc.
	Reconciliation of Net Income to Adjusted EBITDA
	(In Millions)
	(Unaudited)
	Three Months		Six Months
	ended		ended
	June 30,		June 30,
	2007	2006	2007	2006
Net income loss	$5.0	$4.2	$1.8	$7.5
Restructuring and impairment charges	1.6	0.9	2.9	1.4
Pension curtailment and settlement (gain)/losses	(0.1)	(0.6)	(0.7)	(0.6)
Income Tax	3.3	3.2	6.4	5.3
Net Interest	5.5	9.7	12.0	16.3
Depreciation & amortization (1)	9.0	7.8	17.5	15.5
(Income)/loss from discontinued operations	(0.4)	(1.2)	7.3	(0.2)

Adjusted EBITDA	$23.9	$23.8	$47.2	$45.1

(a) Depreciation and amortization excludes amortization of financing costs which are included in interest expense.